Statement of Cash Flows
           Ricketts Enterprises International, Inc.
             For the Year Ended December 31, 1995
         BAP Acquisition Corp and its Subsidiaries
              Statement of Cash Flows - Audited
         For the Nine Months Ended September 30, 1993

CASH FLOW FROM OPERATING ACTIVITIES:
                                    9 Months       Year
                                    9/30/96        12/31/95
                                    Unaudited      Audited
Net Cash Flow From Operations       $   8,462      $ <11,731>
                                    ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of Ricketts Enterprises
International                       $              $<473,920>
Purchase of Furniture and Equipment      <169>        <6,006>
                                    ----------     ----------
Net Cash Flows from Investing       $    <169>     $<479,926>
                                    ----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES:

Assumption of Mortgages             $              $ 148,148
Shares issued                                        340,654
Payment of Mortgages                   <5,457>
                                    ----------     ---------
Net Cash Flows from Financing       $  <5,457>     $ 488,802
                                    ----------     ---------
Increase <Decrease> in Cash         $   2,836      $< 2,855>

Cash Beginning of Period               <2,855>            0
                                    ----------     ----------
Cash End of Period                  $     <19>     $< 2,855>
                                    ==========     ==========

See Accountant's Report